                        KRAFT FOODS INC. and SUBSIDIARIES

                     Consolidated Financial Statements as of
                 December 31, 2002 and 2001 and for Each of the
                Three Years in the Period Ended December 31, 2002

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------



To the Board of Directors and Shareholders of Kraft Foods Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Kraft Foods Inc. and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."




/s/ PRICEWATERHOUSECOOPERS LLP


Chicago, Illinois
January 27, 2003

                        KRAFT FOODS INC. and SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                            (in millions of dollars)

                                  -------------



                                                                          2002            2001
                                                                          ----            ----
ASSETS
       Cash and cash equivalents                                        $   215         $   162
       Receivables (less allowances of $119 and $151)                     3,116           3,131
       Inventories:
            Raw materials                                                 1,372           1,281
            Finished product                                              2,010           1,745
                                                                        -------         -------
                                                                          3,382           3,026

       Deferred income taxes                                                511             466
       Other current assets                                                 232             221
                                                                        -------         -------
            Total current assets                                          7,456           7,006

       Property, plant and equipment, at cost:
            Land and land improvements                                      387             387
            Buildings and building equipment                              3,153           2,915
            Machinery and equipment                                      10,108           9,264
            Construction in progress                                        802             706
                                                                        -------         -------
                                                                         14,450          13,272

            Less accumulated depreciation                                 4,891           4,163
                                                                        -------         -------
                                                                          9,559           9,109

       Goodwill and other intangible assets, net                         36,420          35,957

       Prepaid pension assets                                             2,814           2,675

       Other assets                                                         851           1,051
                                                                        -------         -------

                           TOTAL ASSETS                                 $57,100         $55,798
                                                                        =======         =======


                                                                          2002            2001
                                                                          ----            ----
LIABILITIES
       Short-term borrowings                                            $   220         $   681
       Current portion of long-term debt                                    352             540
       Due to Altria Group, Inc. and affiliates                             895           1,652
       Accounts payable                                                   1,939           1,897
       Accrued liabilities:
            Marketing                                                     1,474           1,398
            Employment costs                                                610             658
            Other                                                         1,316           1,821
       Income taxes                                                         363             228
                                                                        -------         -------
            Total current liabilities                                     7,169           8,875

       Long-term debt                                                    10,416           8,134
       Deferred income taxes                                              5,428           5,031
       Accrued postretirement health care costs                           1,889           1,850
       Notes payable to Altria Group, Inc. and affiliates                 2,560           5,000
       Other liabilities                                                  3,806           3,430
                                                                        -------         -------
            Total liabilities                                            31,268          32,320
                                                                        -------         -------

Contingencies (Note 17)

SHAREHOLDERS' EQUITY
         Class A common stock, no par value (555,000,000 shares
              issued in 2002 and 2001)
         Class B common stock, no par value (1,180,000,000 shares
              issued and outstanding)
         Additional paid-in capital                                      23,655          23,655
         Earnings reinvested in the business                              4,814           2,391
         Accumulated other comprehensive losses (primarily
             currency translation adjustments)                           (2,467)         (2,568)
                                                                        -------         -------
                                                                         26,002          23,478

         Less cost of repurchased stock (4,381,150 Class A shares)         (170)
                                                                        -------         -------

            Total shareholders' equity                                   25,832          23,478
                                                                        -------         -------

            TOTAL LIABILITIES AND
                SHAREHOLDERS' EQUITY                                    $57,100         $55,798
                                                                        =======         =======



                 See notes to consolidated financial statements.

                        KRAFT FOODS INC. and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                 (in millions of dollars, except per share data)

                                   -----------


                                                                 2002          2001         2000
                                                              ---------      --------      -------
Net revenues                                                   $29,723       $29,234       $22,922
Cost of sales                                                   17,720        17,566        13,959
                                                               -------       -------       -------
        Gross profit                                            12,003        11,668         8,963

Marketing, administration and research costs                     5,709         5,748         4,588
Integration costs and a loss on sale of a food factory             111            82
Separation programs                                                142
Gains on sales of businesses                                       (80)           (8)         (172)
Amortization of intangibles                                          7           962           535
                                                               -------       -------       -------
        Operating income                                         6,114         4,884         4,012

Interest and other debt expense, net                               847         1,437           597
                                                               -------       -------       -------

        Earnings before income taxes and minority interest       5,267         3,447         3,415
Provision for income taxes                                       1,869         1,565         1,414
                                                               -------       -------       -------

        Earnings before minority interest                        3,398         1,882         2,001
Minority interest in earnings, net                                   4
                                                               -------       -------       -------

        Net earnings                                           $ 3,394       $ 1,882       $ 2,001
                                                               =======       =======       =======
Per share data:
        Basic earnings per share                               $  1.96       $  1.17       $  1.38
                                                               =======       =======       =======
        Diluted earnings per share                             $  1.96       $  1.17       $  1.38
                                                               =======       =======       =======

                 See notes to consolidated financial statements.

                        KRAFT FOODS INC. and SUBSIDIARIES
                 CONSOLIDATED STATEMENTS of SHAREHOLDERS' EQUITY
                 (in millions of dollars, except per share data)

                                   -----------


                                                                            Accumulated Other
                                                                    Comprehensive Earnings (Losses)
                                                                    -------------------------------
                               Class
                              A and B    Additional     Earnings       Currency                        Cost of       Total
                              Common      Paid-In     Reinvested in  Translation                     Repurchased  Shareholders'
                               Stock      Capital     the Business   Adjustments   Other    Total       Stock        Equity
                              -------    ----------   -------------  -----------   ------  --------  -----------  -------------
Balances, January 1, 2000     $     -     $15,230       $       -     $(1,741)     $ (28)  $(1,769)    $       -     $13,461


Comprehensive earnings:
   Net earnings                                             2,001                                                      2,001
   Other comprehensive
     losses, net of income
     taxes:
       Currency translation
         adjustments                                                     (397)                (397)                     (397)
       Additional minimum
         pension liability                                                            (8)       (8)                       (8)
                                                                                                                     -------
   Total other
     comprehensive losses                                                                                               (405)
                                                                                                                     -------
Total comprehensive
  earnings                                                                                                             1,596
                                                                                                                     -------
Dividends declared                                         (1,009)                                                    (1,009)
                              -------     -------        --------     -------     ------   -------         -----     -------
   Balances, December 31,
     2000                           -      15,230             992      (2,138)       (36)   (2,174)            -      14,048

Comprehensive earnings:

   Net earnings                                             1,882                                                      1,882
   Other comprehensive
     losses, net of income
     taxes:
       Currency translation
        adjustments                                                      (298)                (298)                     (298)
      Additional minimum
        pension liability                                                            (78)      (78)                      (78)
      Change in fair value
        of derivatives
        accounted for as
        hedges                                                                       (18)      (18)                      (18)
                                                                                                                     -------
   Total other
     comprehensive losses                                                                                               (394)
                                                                                                                     -------
Total comprehensive
   earnings                                                                                                            1,488
                                                                                                                     -------
Sale of Class A common
  stock to public                           8,425                                                                      8,425
Dividends declared
  ($0.26 per share)                                          (483)                                                      (483)
                              -------     -------        --------     -------     ------   -------         -----     -------
   Balances, December 31,
     2001                           -      23,655           2,391      (2,436)      (132)   (2,568)            -      23,478

Comprehensive earnings:

   Net earnings                                             3,394                                                      3,394
   Other comprehensive
     earnings (losses), net
     of income taxes:
       Currency translation
         adjustments                                                      187                  187                       187
       Additional minimum
         pension liability                                                          (117)     (117)                     (117)
      Change in fair value
        of derivatives
        accounted for as
        hedges                                                                        31        31                        31
                                                                                                                     -------
   Total other comprehensive
     earnings                                                                                                            101
                                                                                                                     -------
Total comprehensive earnings                                                                                           3,495
                                                                                                                     -------
Dividends declared
  ($0.56 per share)                                          (971)                                                      (971)
Class A common
   stock repurchased                                                                                        (170)       (170)
                              -------     -------        --------     -------     ------   -------         -----     -------
   Balances, December 31,
     2002                     $     -     $23,655        $  4,814     $(2,249)    $ (218)  $(2,467)        $(170)    $25,832
                              =======     =======        ========     =======     ======   =======         =====     =======

                 See notes to consolidated financial statements.

                       KRAFT FOODS INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                                2002           2001           2000
                                                                                ----           ----           ----
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
      Net earnings                                                            $ 3,394        $ 1,882        $ 2,001

      Adjustments to reconcile net earnings to operating cash flows:
          Depreciation and amortization                                           716          1,642          1,034
          Deferred income tax provision                                           278            414            245
          Gains on sales of businesses                                            (80)            (8)          (172)
          Integration costs and a loss on sale of a food factory                  111             82
          Separation programs                                                     142
          Cash effects of changes, net of the effects
            From acquired and divested companies:
               Receivables, net                                                   116             23            204
               Inventories                                                       (220)          (107)           175
               Accounts payable                                                  (116)           (73)            13
               Income taxes                                                       277             74             35
               Other working capital items                                       (552)          (407)          (195)
          Increase in pension assets and postretirement liabilities, net          (34)          (245)          (215)
          (Decrease) increase in amount due to Altria Group, Inc.
                 and affiliates                                                  (244)           138            104
          Other                                                                   (68)           (87)            25
                                                                              -------        -------        -------
                  Net cash provided by operating activities                     3,720          3,328          3,254
                                                                              -------        -------        -------


CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
      Capital expenditures                                                     (1,184)        (1,101)          (906)
      Purchase of Nabisco, net of acquired cash                                                             (15,159)
      Purchases of other businesses, net of acquired cash                        (122)          (194)          (365)
      Proceeds from sales of businesses                                           219             21            300
      Other                                                                        35             52             (8)
                                                                              -------        -------      ---------
                  Net cash used in investing activities                        (1,052)        (1,222)       (16,138)
                                                                              -------        -------      ---------

                 See notes to consolidated financial statements.

                                   Continued

                        KRAFT FOODS INC. and SUBSIDIARIES
                CONSOLIDATED STATEMENTS of CASH FLOWS (Continued)
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                            2002           2001          2000
                                                                            ----           ----          ----
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
      Net (repayment) issuance of short-term borrowings                   $(1,036)       $  2,505      $  (816)
      Long-term debt proceeds                                               3,325           4,077           87
      Long-term debt repaid                                                  (609)           (705)        (112)
      Net proceeds from sale of Class A common stock                                        8,425
      Proceeds from issuance of notes payable to
            Altria Group, Inc. and affiliates                                                           15,000
      Repayment of notes payable to Altria Group, Inc. and affiliates      (3,850)        (16,350)        (124)
      Increase in amounts due to Altria Group, Inc. and affiliates            660             142          143
      Repurchase of Class A common stock                                     (170)
      Dividends paid                                                         (936)           (225)      (1,009)
      Other                                                                                               (187)
                                                                          -------        --------     --------
            Net cash (used in) provided by financing activities            (2,616)         (2,131)      12,982
                                                                          -------        --------     --------

Effect of exchange rate changes on cash and cash equivalents                    1              (4)          (2)
                                                                          -------        --------     --------

Cash and cash equivalents:

          Increase (decrease)                                                  53             (29)          96
          Balance at beginning of year                                        162             191           95
                                                                          -------        --------     --------
          Balance at end of year                                          $   215        $    162     $    191
                                                                          =======        ========     ========


 Cash paid:

          Interest                                                        $   825         $ 1,433      $   605
                                                                          =======         =======      =======
          Income taxes                                                    $ 1,368         $ 1,058      $ 1,051
                                                                          =======         =======      =======

                 See notes to consolidated financial statements.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Note 1. Background and Basis of Presentation:
---------------------------------------------

  Background:
     Kraft Foods Inc. ("Kraft") was incorporated in 2000 in the Commonwealth of Virginia. Following Kraft's formation, Altria Group, Inc. (formerly Philip Morris Companies Inc.), transferred to Kraft its ownership interest in Kraft Foods North America, Inc. ("KFNA"), a Delaware corporation, through a capital contribution. In addition, during 2000, a subsidiary of Altria Group, Inc., transferred management responsibility for its food businesses in Latin America to KFNA and its wholly-owned subsidiary, Kraft Foods International, Inc. ("KFI"). Kraft, through its subsidiaries (Kraft and its subsidiaries are hereinafter referred to as the "Company"), is engaged in the manufacture and sale of branded foods and beverages in the United States, Canada, Europe, Latin America, Asia Pacific and Middle East and Africa.

     On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash. See Note 5. Acquisitions for a complete discussion of this transaction.

     Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Altria
      Group, Inc. On June 13, 2001, the Company completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Altria Group, Inc., incurred in connection with the acquisition of Nabisco. After the IPO, Altria Group, Inc. owned approximately 83.9% of the outstanding shares of the Company's capital stock through its ownership of 49.5% of the Company's Class A common stock and 100% of the Company's Class B common stock. The Company's Class A common stock has one vote per share, while the Company's Class B common stock has ten votes per share. At December 31, 2002, Altria Group, Inc. held 97.8% of the combined voting power of the Company's outstanding capital stock and owned approximately 84.2% of the outstanding shares of the Company's capital stock.

  Basis of presentation:
     The consolidated financial statements include Kraft and its subsidiaries.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions and income taxes. Actual results could differ from those estimates. The Company's operating subsidiaries report year-end results as of the Saturday closest to the end of each year. This resulted in fifty-three weeks of operating results in the Company's consolidated statement of earnings for the year ended December 31, 2000.

     Certain prior years' amounts have been reclassified to conform with the current year's presentation, due primarily to the adoption of new accounting rules regarding revenues, as well as the disclosure of more detailed information on the consolidated statements of earnings and the consolidated statements of cash flows.

Note 2. Summary of Significant Accounting Policies:
---------------------------------------------------

  Cash and cash equivalents:
     Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

  Depreciation, amortization and goodwill valuation:
     Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years.

     On January 1, 2002, the Company adopted Statement of Financial Accounting
      Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." As a result, the Company stopped recording the amortization of goodwill and indefinite life intangible assets as a charge to earnings as of January 1, 2002. Net earnings and diluted earnings per share ("EPS") would have been as follows had the provisions of the new standards been applied as of January 1, 2000:

                                                          For the years ended December 31,
                                                         ----------------------------------
                                                           2001                      2000
                                                           ----                      ----
                                                      (in millions, except per share amounts)
      Net earnings, as previously reported                $1,882                   $2,001
      Adjustment for amortization of goodwill
           and indefinite life intangibles                   957                      530
                                                          ------                   ------
      Net earnings, as adjusted                           $2,839                   $2,531
                                                          ======                   ======

      Diluted EPS, as previously reported                 $ 1.17                   $ 1.38
      Adjustment for amortization of goodwill
           and indefinite life intangibles                  0.59                     0.36
                                                          ------                   ------
      Diluted EPS, as adjusted                            $ 1.76                   $ 1.74
                                                          ======                   ======

     In addition, the Company is required to conduct an annual review of goodwill and intangible assets for potential impairment. In 2002, the Company completed its review and did not have to record a charge to earnings for an impairment of goodwill or other intangible assets.

     At December 31, 2002, goodwill by reportable segment was as follows (in millions):

      Cheese, Meals and Enhancers                       $ 8,556
      Biscuits, Snacks and Confectionery                  9,262
      Beverages, Desserts and Cereals                     2,143
      Oscar Mayer and Pizza                                 616
                                                         ------
              Total Kraft Foods North America            20,577
                                                         ------
      Europe, Middle East and Africa                      4,082
      Latin America and Asia Pacific                        252
                                                         ------
              Total Kraft Foods International             4,334
                                                         ------
      Total goodwill                                    $24,911
                                                        =======

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Intangible assets as of December 31, 2002 were as follows:

                                                 Gross
                                               Carrying          Accumulated
                                                Amount           Amortization
                                              ----------        -------------
                                                        (in millions)
     Non-amortizable intangible assets          $11,485
     Amortizable intangible assets                   54              $30
                                                -------              ---
            Total intangible assets             $11,539              $30
                                                =======              ===

     Non-amortizable intangible assets are substantially comprised of brand names purchased through the Nabisco acquisition. Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets was $7 million for the year ended December 31, 2002. Based upon the amortizable intangible assets recorded on the consolidated balance sheet at December 31, 2002, amortization expense for each of the next five years is estimated to be $8 million or less.

     The increase in goodwill and other intangible assets, net, during the year ended December 31, 2002, of $463 million is primarily related to currency translation, partially offset by a $76 million decrease in goodwill relating to the favorable completion of severance and exit programs associated with the Nabisco acquisition.

  Environmental costs:
     The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

     While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that the Company may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

  Foreign currency translation:
     The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of shareholders' equity. Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

  Guarantees:
     In November 2002, the Financial Accounting Standards Board ("FASB") issued
      Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the Company will apply the recognition provisions of Interpretation No. 45

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      prospectively to guarantee activities initiated after December 31, 2002. See Note 17. Contingencies for a further discussion of guarantees.

  Hedging instruments:
     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS No. 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive losses or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are affected by the hedged item. Cash flow hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows. As of January 1, 2001, the adoption of these new standards did not have a material effect on net earnings (less than $1 million) or accumulated other comprehensive losses (less than $1 million).

  Impairment of long-lived assets:
     The Company reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

     Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the exemption to consolidation when control over a subsidiary is likely to be temporary. The adoption of this new standard did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

  Income taxes:
     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot be utilized on a separate company basis, are utilized in Altria Group, Inc.'s consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. The Company utilized tax benefits that it would otherwise not have been able to use of $193 million, $185 million and $139 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company makes payments to, or is reimbursed by, Altria Group, Inc., for the tax effects resulting from its inclusion in Altria Group, Inc.'s consolidated federal income tax return.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

  Inventories:
     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method.

  Marketing costs:
     The Company promotes its products with significant marketing activities, including advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.

  Revenue recognition:
     The Company recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Shipping and handling costs are classified as part of cost of sales.

     Effective January 1, 2002, the Company adopted the Emerging Issues Task
      Force ("EITF") Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." Prior period consolidated statements of earnings have been reclassified to reflect the adoption. The adoption of these EITF Issues resulted in a reduction of revenues of approximately $4.6 billion and $3.6 billion in 2001 and 2000, respectively. In addition, the adoption reduced marketing, administration and research costs by $4.7 billion and $3.7 billion in 2001 and 2000, respectively, while cost of sales increased by an insignificant amount. The adoption of these EITF Issues had no impact on operating income, net earnings or basic and diluted EPS.

  Software costs:
     The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

  Stock-based compensation:
     The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options.

     At December 31, 2002, the Company had stock-based employee compensation plans, which are described more fully in Note 10. Stock Plans. The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for those plans. No compensation expense for employee stock options is reflected in net earnings as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant. Net earnings, as reported, includes compensation expense related to restricted stock. The following table illustrates the effect on net earnings and EPS if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the years ended December 31, 2002, 2001 and 2000 (in millions, except per share data):

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

                                                     2002            2001           2000
                                                    ------          ------         ------
      Net earnings, as reported                     $3,394          $1,882         $2,001
      Deduct:
      Total stock-based employee
         compensation expense determined
         under fair value method for all
         stock option awards, net of related
         tax effects                                    78              97             54
                                                    ------          ------         ------
      Pro forma net earnings                        $3,316          $1,785         $1,947
                                                    ======          ======         ======

      Earnings per share:

        Basic - as reported                          $1.96           $1.17          $1.38
                                                     =====           =====          =====
        Basic - pro forma                            $1.91           $1.11          $1.34
                                                     =====           =====          =====

        Diluted - as reported                        $1.96           $1.17          $1.38
                                                     =====           =====          =====
        Diluted - pro forma                          $1.91           $1.11          $1.34
                                                     =====           =====          =====

  New accounting pronouncements:
     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs
      Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. Accordingly, the Company will apply the provisions of SFAS No. 146 prospectively to exit or disposal activities initiated after December 31, 2002.

     In November 2002, the EITF issued EITF Issue No. 00-21, "Revenue
      Arrangements with Multiple Deliverables," which addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF Issue No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF Issue No. 00-21 is effective for the Company for revenue arrangements entered into beginning July 1, 2003. The Company does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its 2003 consolidated financial statements.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of
      Variable Interest Entities." Interpretation No. 46 requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the company that has the controlling financial interest. Interpretation No. 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interests or significant financial support provided to it. Interpretation No. 46 will be effective for the Company on February 1, 2003 for variable interest entities created after January 31, 2003, and on July 1, 2003 for variable interest entities created prior to February 1, 2003. The Company does not expect the adoption of Interpretation No. 46 to have a material impact on its 2003 consolidated financial statements.

Note 3. Related Party Transactions:
-----------------------------------

     Altria Group, Inc.'s subsidiary, Altria Corporate Services, Inc., provides the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. In 2001, the Company entered into a

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      formal agreement with Altria Corporate Services, Inc., providing for a continuation of these services, the cost of which increased $91 million during 2001 as Altria Corporate Services, Inc., provided information technology and financial services, all of which were previously performed by the Company at approximately the same cost. Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services and a management fee, were $327 million, $339 million and $248 million for the years ended December 31, 2002, 2001 and 2000, respectively. These costs were paid to Altria Corporate Services, Inc. monthly. Although the cost of these services cannot be quantified on a stand-alone basis, management believes that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that they reflect all services provided. The cost and nature of the services are reviewed annually by the Company's audit committee, which is comprised of independent directors. The effects of these transactions are included in operating cash flows in the Company's consolidated statements of cash flows.

     In addition, the Company's daily net cash or overdraft position is transferred to Altria Group, Inc., or its European subsidiary. The Company pays or receives interest based upon the applicable London Interbank Offered Rate, on the amounts payable to, or receivable from, Altria Group, Inc., or its European subsidiary.

     The Company also has long-term notes payable to Altria Group, Inc. and its affiliates as follows:

                                                                   At December 31,
                                                                 ---------------------
                                                                  2002            2001
                                                                  ----            ----
                                                                     (in millions)
      Notes payable in 2009, interest at 7.0%                    $1,150         $5,000
      Short-term due to Altria Group, Inc. and affiliates
         reclassified as long-term                                1,410
                                                                 ------         ------
                                                                 $2,560         $5,000
                                                                 ======         ======

     The 7.0% notes have no prepayment penalty. During 2002, the Company prepaid
      $3,850 million of the 7.0% long-term notes payable. In addition, at December 31, 2002, the Company has short-term debt totaling $2,305 million to Altria Group, Inc. Interest on these borrowings is based on the average one-month London Interbank Offered Rate. A portion of the debt, totaling $1,410 million, was reclassified on the consolidated balance sheet as long-term notes due to Altria Group, Inc. and affiliates based upon the Company's ability and intention to refinance on a long-term basis.

     Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term notes payable to Altria Group, Inc. and affiliates, at December 31, 2002 and 2001, were $2,764 million and $5,325 million, respectively. The fair values of the Company's current amounts due to Altria Group, Inc. and affiliates approximate carrying amounts.

Note 4. Divestitures:
---------------------

     During 2002, the Company sold several small North American food businesses, some of which were previously classified as businesses held for sale. The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from the Company's consolidated statements of earnings, and no gain or loss was recognized on these sales. In addition, the Company sold its Latin American yeast and industrial bakery ingredients business for approximately $110 million and recorded a pre-tax gain of $69 million. The aggregate proceeds received from sales of businesses were $219 million, on which the Company recorded pre-tax gains of $80 million.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     During 2001, the Company sold several small food businesses. The aggregate proceeds received in these transactions were $21 million, on which the Company recorded pre-tax gains of $8 million.

     During 2000, the Company sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. Several small international and North American food businesses were also sold in 2000. The aggregate proceeds received from sales of businesses were $300 million, on which the Company recorded pre-tax gains of $172 million.

     The operating results of the businesses sold were not material to the Company's consolidated operating results in any of the periods presented.

Note 5. Acquisitions:
---------------------

     Nabisco

     On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The Company financed the acquisition through the issuance of two long-term notes payable to Altria Group, Inc., totaling $15.0 billion, and short-term intercompany borrowings of $255 million. The acquisition has been accounted for as a purchase. Beginning January 1, 2001, Nabisco's earnings have been included in the consolidated operating results of the Company. The Company's interest cost associated with acquiring Nabisco has been included in interest and other debt expense, net, on the Company's consolidated statements of earnings for the years ended December 31, 2002, 2001 and 2000.

     During 2001, the Company completed the allocation of excess purchase price relating to Nabisco. As a result, the Company recorded, among other things, the final valuations of property, plant and equipment and intangible assets, primarily trade names, amounts relating to the closure of Nabisco facilities and related deferred income taxes. The final allocation of excess purchase price at December 31, 2001 was as follows (in millions):

      Purchase price                                                                    $15,254
      Historical value of tangible assets acquired and liabilities assumed               (1,271)
                                                                                        -------
      Excess of purchase price over assets acquired and liabilities assumed at the
         date of acquisition                                                             16,525
      Increases for allocation of purchase price:
         Property, plant and equipment                                                      367
         Other assets                                                                       347
         Accrued postretirement health care costs                                           230
         Pension liabilities                                                                190
         Debt                                                                                50
         Legal, professional, lease and contract termination costs                          129
         Other liabilities, principally severance                                           602
         Deferred income taxes                                                            3,583
                                                                                        -------
      Goodwill and other intangible assets at December 31, 2001                         $22,023
                                                                                        =======

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Goodwill and other intangible assets at December 31, 2001 included approximately $11.7 billion related to trade names. The Company also recorded deferred federal income taxes of $3.9 billion related to trade names. During 2002, the Company decreased goodwill by $76 million due primarily to the favorable completion of the severance and exit programs.

     The closure of a number of Nabisco domestic and international facilities resulted in severance and other exit costs of $379 million, which are included in the above adjustments for the allocation of the Nabisco purchase price. The closures will result in the termination of approximately 7,500 employees and will require total cash payments of $373 million, of which approximately $190 million has been spent through December 31, 2002. Substantially all of the closures were completed as of December 31, 2002, and the remaining payments relate to salary continuation payments for severed employees and lease payments.

     The integration of Nabisco into the operations of the Company has also resulted in the closure or reconfiguration of several of the Company's existing facilities. The aggregate charges to the Company's consolidated statement of earnings to close or reconfigure its facilities and integrate Nabisco were originally estimated to be in the range of $200 million to $300 million. During 2002, the Company recorded pre-tax integration related charges of $115 million to consolidate production lines, close facilities and for other consolidation programs. In addition, during 2001, the Company incurred pre-tax integration costs of $53 million for site reconfigurations and other consolidation programs in the United States. The integration related charges of $168 million included $27 million relating to severance, $117 million relating to asset write-offs and $24 million relating to other cash exit costs. Cash payments relating to these charges will approximate $51 million, of which $21 million has been paid through December 31, 2002. In addition, during 2002, approximately 700 salaried employees elected to retire or terminate employment under voluntary retirement programs. As a result, the Company recorded a pre-tax charge of $142 million related to these programs. As of December 31, 2002, the aggregate pre-tax charges to close or reconfigure the Company's facilities, including charges for early retirement programs, were $310 million, slightly above the original estimate. No additional pre-tax charges are expected to be recorded for these programs.

     During 2001, certain small Nabisco businesses were reclassified to businesses held for sale, including their estimated results of operations through anticipated sale dates. These businesses have subsequently been sold, with the exception of one business that had been held for sale since the acquisition of Nabisco. This business, which is no longer held for sale has been included in 2002 consolidated operating results.

     Assuming the acquisition of Nabisco occurred at the beginning of 2000, pro forma net revenues would have been approximately $30 billion and pro forma net earnings would have been $1.4 billion in 2000; while 2000 basic and diluted EPS would have been $0.96. These pro forma results, which are unaudited, do not give effect to any synergies expected to result from the merger of Nabisco's operations with those of the Company, nor do they give effect to the reduction of interest expense from the repayment of borrowings with the proceeds from the IPO. The pro forma results also do not reflect the effects of SFAS No. 141 and 142 on the amortization of goodwill or other intangible assets. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated and the IPO completed at the beginning of 2000, nor are they necessarily indicative of future consolidated operating results.

     Other Acquisitions

     During 2002, the Company acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions was $122 million.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million.

     During 2000, the Company purchased Balance Bar Co. and Boca Burger, Inc.
      The total cost of these and other smaller acquisitions was $365 million.

     The effects of these acquisitions were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

Note 6. Inventories:
--------------------

     The cost of approximately 49% and 54% of inventories in 2002 and 2001, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $215 million and $150 million higher than the current cost of inventories at December 31, 2002 and 2001, respectively.

Note 7. Short-Term Borrowings and Borrowing Arrangements:
---------------------------------------------------------

     At December 31, 2002 and 2001, the Company had short-term borrowings of $1,621 million and $2,681 million, respectively, consisting principally of commercial paper borrowings with an average year-end interest rate of 1.3% and 1.9%, respectively. Of these amounts, the Company reclassified $1,401 million and $2,000 million, respectively, of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings on a long-term basis.

     The fair values of the Company's short-term borrowings at December 31, 2002 and 2001, based upon current market interest rates, approximate the amounts disclosed above.

     The Company has a $2.0 billion 5-year revolving credit facility maturing in July 2006 and a $3.0 billion 364-day revolving credit facility maturing in July 2003. The Company intends to use these credit facilities to support commercial paper borrowings, the proceeds of which will be used for general corporate purposes. None of these facilities were drawn at December 31, 2002. These facilities require the maintenance of a minimum net worth. The Company met this covenant at December 31, 2002. In addition, the Company maintains credit lines with a number of lending institutions amounting to approximately $577 million. The Company maintains these credit lines primarily to meet the short-term working capital needs of its international businesses. The foregoing revolving credit facilities do not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 8. Long-Term Debt:
-----------------------

     At December 31, 2002 and 2001, the Company's long-term debt consisted of the following:

                                                                                   2002          2001
                                                                                   ----          ----
                                                                                      (in millions)
      Short-term borrowings, reclassified as long-term debt                      $ 1,401        $2,000
      Notes, 4.63% to 7.55% (average effective rate 5.53%), due through 2035       9,053         6,229
      7.0% Debenture (effective rate 11.32%),
            $200 million face amount, due 2011                                       153           258
      Foreign currency obligations                                                   117           136
      Other                                                                           44            51
                                                                                 -------        ------
                                                                                  10,768         8,674
      Less current portion of long-term debt                                        (352)         (540)
                                                                                 -------        ------
                                                                                 $10,416        $8,134
                                                                                 =======        ======

     Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows (in millions):

      2003                                           $ 352
      2004                                             838
      2005                                             732
      2006                                           1,255
      2007                                           1,395
      2008-2012                                      3,701
      Thereafter                                     1,141

     Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term debt, including the current portion of long-term debt was $11,544 million and $8,679 million at December 31, 2002 and 2001, respectively.

Note 9. Capital Stock:
----------------------

     The Company's articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock. On June 21, 2002, the Company's Board of Directors approved the repurchase from time to time of up to $500 million of the Company's Class A common stock solely to satisfy the obligations of the Company under the 2001 Kraft Performance Incentive Plan, the Kraft Director Plan for non-employee directors, and other plans where options to purchase the Company's Class A common stock are granted. During 2002, the Company repurchased approximately 4.4 million shares of its Class A common stock at a cost of $170 million.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Shares of Class A common stock issued, repurchased and outstanding were as follows:

                                          Shares              Shares             Net Shares
                                         Issued             Repurchased         Outstanding
                                         -----------        ------------       -------------
      Balance at January 1, 2002         555,000,000                  -         555,000,000

      Repurchase of shares                                   (4,383,150)         (4,383,150)
      Exercise of stock options                                   2,000               2,000
                                         -----------         ----------         -----------

      Balance at December 31, 2002       555,000,000         (4,381,150)        550,618,850
                                         ===========         ==========         ===========

     In addition, 1.18 billion Class B common shares were issued and outstanding at December 31, 2002 and 2001. Altria Group, Inc. holds 276.6 million Class A common shares and all of the Class B common shares at December 31, 2002. There are no preferred shares issued and outstanding. Class A common shares are entitled to one vote each, while Class B common shares are entitled to ten votes each. Therefore, Altria Group, Inc. holds 97.8% of the combined voting power of the Company's outstanding capital stock at December 31, 2002. At December 31, 2002, 75,911,430 shares of common stock were reserved for stock options and other stock awards.

     Concurrent with the IPO, certain employees of Altria Group, Inc. and its subsidiaries received a one-time grant of options to purchase shares of the Company's Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. In order to completely satisfy this obligation and maintain its current percentage ownership of the Company, Altria Group, Inc. purchased 1.6 million shares of the Company's Class A common stock in open market transactions during 2002.

Note 10. Stock Plans:
---------------------

     The Company's Board of Directors adopted the 2001 Kraft Performance
      Incentive Plan (the "Plan"), which was established concurrently with the IPO. Under the Plan, the Company may grant stock options, stock appreciation rights, restricted stock, reload options and other awards based on the Company's Class A common stock, as well as performance-based annual and long-term incentive awards. A maximum of 75 million shares of the Company's Class A common stock may be issued under the Plan. The Company's Board of Directors granted options for 21,029,777 shares of Class A common stock concurrent with the closing date of the IPO (June 13, 2001) at an exercise price equal to the IPO price of $31.00 per share. A portion of the shares granted (18,904,637) becomes exercisable on January 31, 2003, and will expire ten years from the date of the grant. The remainder of the shares granted (2,125,140) may become exercisable on a schedule based on total shareholder return for the Company's Class A common stock during the three years following the date of the grant, or will become exercisable five years from the date of the grant. These options will also expire ten years from the date of the grant. Shares available to be granted under the Plan at December 31, 2002 were 56,135,543.

     The Company's Board of Directors has also adopted the Kraft Director Plan.
      Under the Kraft Director Plan, awards are granted only to members of the Board of Directors who are not full-time employees of the Company or Altria Group, Inc., or their subsidiaries. Up to 500,000 shares of Class A common stock may be awarded under the Kraft Director Plan. During 2002 and 2001, 6,840 and 8,945 stock options were granted under the Kraft Director Plan, respectively. Shares available to be granted under the Kraft Director Plan at December 31, 2002 were 484,215.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The Company accounts for the plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options.

     Option activity was as follows for the years ended December 31, 2001 and 2002:

                                                                 Weighted
                                           Shares Subject         Average            Options
                                             to Option        Exercise Price       Exercisable
                                           --------------     --------------       -----------
      Balance at January 1, 2001                   -             $    -                 -

            Options granted                   21,038,722            31.00
            Options canceled                    (268,420)           31.00
                                             -----------

      Balance at December 31, 2001            20,770,302            31.00               -

            Options granted                       14,030            37.10
            Options exercised                     (2,000)           31.00
            Options canceled                  (1,490,660)           31.00
                                             -----------

      Balance at December 31, 2002            19,291,672            31.00            696,615
                                             ===========

     The following table summarizes the status of the Company's stock options outstanding and exercisable as of December 31, 2002:

                                           Options Outstanding                        Options Exercisable
                                ------------------------------------------       ---------------------------
                                                   Average        Weighted                         Weighted
           Range of                               Remaining       Average                          Average
           Exercise                Number        Contractual      Exercise         Number          Exercise
            Prices              Outstanding         Life           Price         Exercisable        Price
         -----------            -----------      ----------       --------       -----------       --------
      $30.54 - $39.51             19,291,672       8 years        $31.00              696,615      $31.08

     Prior to the IPO, certain employees of the Company participated in Altria
      Group, Inc.'s stock compensation plans. Altria Group, Inc. does not currently intend to issue additional Altria Group, Inc. stock compensation to the Company's employees, except for reloads of previously issued options. Altria Group, Inc. accounts for its plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options.

     The Company's employees held options to purchase the following number of shares of Altria Group, Inc. stock: 46,615,162 shares at an average exercise price of $35.78 per share at December 31, 2002; 57,349,595 shares at an average exercise price of $34.66 per share at December 31, 2001; and 56,977,329 shares at an average exercise price of $30.46 per share at December 31, 2000. Of these amounts, the following were exercisable at each date: 46,231,629 at an average exercise price of $35.69 per share at December 31, 2002; 44,930,609 at an average exercise price of $31.95 per share at December 31, 2001; and 38,444,963 at an average exercise price of $34.82 per share at December 31, 2000.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Had compensation cost for stock option awards under the Kraft plans and Altria Group, Inc. plans been determined by using the fair value at the grant date, the Company's net earnings and EPS (basic and diluted) would have been $3,316 million and $1.91 for the year ended December 31, 2002, respectively; $1,785 million and $1.11 for the year ended December 31, 2001, respectively; and $1,947 million and $1.34 for the year ended December 31, 2000, respectively. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

                                                   Weighted
                                  Risk-Free         Average         Expected        Expected           Fair Value
                                Interest Rate    Expected Life     Volatility    Dividend Yield      at Grant Date
                                -------------    -------------     ----------    --------------      -------------
      2002 Kraft                    4.27%           5 years          28.72%           1.41%                $10.65
      2002 Altria Group, Inc.       3.44            5                33.57            4.96                  10.02
      2001 Kraft                    4.81            5                29.70            1.68                   9.13
      2001 Altria Group, Inc.       4.86            5                33.88            4.78                  10.36
      2000 Altria Group, Inc.       6.58            5                31.71            9.00                   3.19

     In addition, certain of the Company's employees held shares of Altria
      Group, Inc. restricted stock and rights to receive shares of stock, giving these employees in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. These shares and rights are subject to forfeiture if certain employment conditions are not met. During 2001 and 2000, Altria Group, Inc. granted to certain of the Company's U.S. employees restricted stock of 279,120 shares and 2,113,570 shares, respectively. Altria Group, Inc. also issued to certain of the Company's non-U.S. employees rights to receive 31,310 and 683,790 equivalent shares during 2001 and 2000, respectively. At December 31, 2002, restrictions on the stock, net of forfeitures, lapse as follows: 2003--84,000 shares. The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period through a charge from Altria Group, Inc. In 2002, 2001 and 2000, the Company recorded compensation expense related to restricted stock awards of $4 million, $39 million and $23 million, respectively.

Note 11. Earnings Per Share:
----------------------------

     Basic and diluted EPS were calculated using the following for the years ended December 31, 2002, 2001 and 2000:

                                                            2002           2001          2000
                                                           ------        --------      ------
                                                                      (in millions)

      Net earnings                                         $3,394        $1,882         $2,001
                                                           ======        ======         ======

      Weighted average shares for basic EPS                 1,734         1,610          1,455

      Plus: Incremental shares from assumed
                  conversions of stock options                  2
                                                          -------       -------        -------
      Weighted average shares for diluted EPS               1,736         1,610          1,455
                                                          =======       =======        =======

     During June 2001, the Company completed an IPO of 280,000,000 shares of its Class A common stock. Immediately following the IPO, the Company had 1,735,000,000 Class A and B common shares outstanding.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Note 12. Pre-tax Earnings and Provision for Income Taxes:
---------------------------------------------------------

     Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                 2002              2001               2000
                                                 ----              ----               ----
                                                               (in millions)
      Pre-tax earnings:
          United States                         $3,692            $2,282             $2,188
          Outside United States                  1,575             1,165              1,227
                                                ------            ------             ------
      Total pre-tax earnings                    $5,267            $3,447             $3,415
                                                ======            ======             ======

      Provision for income taxes:
          United States federal:
                 Current                        $  825            $  594             $  572
                 Deferred                          265               299                218
                                                ------            ------             ------
                                                 1,090               893                790
          State and local                          138               112                120
                                                ------            ------             ------
          Total United States                    1,228             1,005                910
                                                ------            ------             ------

          Outside United States:
                 Current                           628               445                477
                 Deferred                           13               115                 27
                                                ------            ------             ------
          Total outside United States              641               560                504
                                                ------            ------             ------

      Total provision for income taxes          $1,869            $1,565             $1,414
                                                ======            ======             ======

     At December 31, 2002, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $2.4 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

     The effective income tax rate on pre-tax earnings differed from the U.S.
      federal statutory rate for the following reasons for the years ended December 31, 2002, 2001 and 2000:

                                                                         2002        2001        2000
                                                                        -----        ----        ----
      U.S. federal statutory rate                                       35.0%        35.0%       35.0%
      Increase (decrease) resulting from:
            State and local income taxes, net of federal tax benefit     1.7          2.0         2.2
            Goodwill amortization                                                     9.4         5.2
            Other                                                       (1.2)        (1.0)       (1.0)
                                                                        ----         ----        ----
      Effective tax rate                                                35.5%        45.4%       41.4%
                                                                        ====         ====        ====

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2002 and 2001:

                                                                             2002            2001
                                                                             ----            ----
                                                                               (in millions)
      Deferred income tax assets:
            Accrued postretirement and postemployment benefits             $   759         $   774
            Other                                                              519             737
                                                                           -------         -------
            Total deferred income tax assets                                 1,278           1,511
                                                                           -------         -------

      Deferred income tax liabilities:
            Trade names                                                     (3,839)         (3,847)
            Property, plant and equipment                                   (1,515)         (1,379)
            Prepaid pension costs                                             (841)           (850)
                                                                           -------         -------
            Total deferred income tax liabilities                           (6,195)         (6,076)
                                                                           -------         -------

      Net deferred income tax liabilities                                  $(4,917)        $(4,565)
                                                                           =======         ========

Note 13. Segment Reporting:
---------------------------

     The Company manufactures and markets packaged retail food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products through KFNA and KFI. Reportable segments for KFNA are organized and managed principally by product category. KFNA's segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. KFNA's food service business within the United States and its businesses in Canada and Mexico are reported through the Cheese, Meals and Enhancers segment. KFI's operations are organized and managed by geographic location. KFI's segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

     The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. The Company's assets, which are principally in the United States and Europe, are managed geographically. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Reportable segment data were as follows:

                                                                          For the Years Ended December 31,
                                                                          --------------------------------
                                                                           2002          2001        2000
                                                                           ----          ----        ----
                                                                                      (in millions)
      Net revenues:
           Cheese, Meals and Enhancers                                   $8,877         $8,732      $7,923
           Biscuits, Snacks and Confectionery                             5,182          5,071         293
           Beverages, Desserts and Cereals                                4,412          4,237       4,267
           Oscar Mayer and Pizza                                          3,014          2,930       2,829
                                                                         ------         ------      ------
                Total Kraft Foods North America                          21,485         20,970      15,312
                                                                         ------         ------      ------
           Europe, Middle East and Africa                                 6,203          5,936       6,398
           Latin America and Asia Pacific                                 2,035          2,328       1,212
                                                                         ------         ------      ------
                Total Kraft Foods International                           8,238          8,264       7,610
                                                                         ------         ------      ------
                Net revenues                                            $29,723        $29,234     $22,922
                                                                        =======        =======     =======

      Operating companies income:
           Cheese, Meals and Enhancers                                   $2,168         $2,099      $1,845
           Biscuits, Snacks and Confectionery                             1,093            966         100
           Beverages, Desserts and Cereals                                1,136          1,192       1,090
           Oscar Mayer and Pizza                                            556            539         512
                                                                         ------         ------      ------
                Total Kraft Foods North America                           4,953          4,796       3,547
                                                                         ------         ------      ------
           Europe, Middle East and Africa                                   962            861       1,019
           Latin America and Asia Pacific                                   368            378         189
                                                                         ------         ------      ------
                Total Kraft Foods International                           1,330          1,239       1,208
                                                                         ------         ------      ------
                Total operating companies income                          6,283          6,035       4,755
           Amortization of intangibles                                       (7)          (962)       (535)
           General corporate expenses                                      (162)          (189)       (208)
                                                                         ------         ------      ------
                Operating income                                          6,114          4,884       4,012
           Interest and other debt expense, net                            (847)        (1,437)       (597)
                                                                         ------         ------      ------
                Earnings before income taxes and minority interest       $5,267         $3,447      $3,415
                                                                         ======         ======      ======

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     As previously noted, the Company's international operations are managed by geographic location. Within its two geographic regions, KFI's brand portfolio spans five core consumer sectors. Net revenues by consumer sector for KFI were as follows:

                                            For the Years Ended December 31,
                                           ----------------------------------
      Consumer Sector                      2002           2001         2000
      ---------------                      ----           ----         ----
                                                     (in millions)
      Snacks                              $3,179         $3,077       $2,565
      Beverages                            2,832          2,900        3,034
      Cheese                               1,202          1,208        1,193
      Grocery                                752            826          544
      Convenient Meals                       273            253          274
                                          ------         ------       ------
          Total                           $8,238         $8,264       $7,610
                                          ======         ======       ======

     During 2002, the Company sold its Latin American yeast and industrial bakery ingredients business at a pre-tax gain of $69 million. This pre-tax gain was included in the operating companies income of the Latin America and Asia Pacific segment.

     In addition, during 2002, the Company recorded a pre-tax charge of $142 million related to employee acceptances under a voluntary retirement program. During 2002, the Company also recorded pre-tax integration related charges of $115 million to consolidate production lines in North America, close a Kraft facility and for other consolidation programs. In addition, during 2002, the Company reversed $4 million related to the loss on sale of a food factory. These items were included in the operating companies income of the following segments (in millions):

                                                                     Integration costs
                                                 Separation          and a loss on sale
                                                  Programs           of a food factory
                                                 ----------          ------------------
      Cheese, Meals and Enhancers                   $ 60                    $ 30
      Biscuits, Snacks and Confectionery               3                       1
      Beverages, Desserts and Cereals                 47                      56
      Oscar Mayer and Pizza                           25                       7
      Europe, Middle East and Africa                   5
      Latin America and Asia Pacific                   2                      17
                                                    ----                    ----
                                                    $142                    $111
                                                    ====                    ====

     During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to close a North American food factory. These pre-tax charges, which aggregate $82 million, were included in the operating companies income of the following segments: Cheese, Meals and Enhancers, $63 million; Biscuits, Snacks and Confectionery, $2 million; Beverages, Desserts and Cereals, $12 million; and Oscar Mayer and Pizza, $5 million.

     See Notes 4 and 5 regarding divestitures and acquisitions. The acquisition of Nabisco primarily affected the reported results of the Biscuits, Snacks and Confectionery and the Latin America and Asia Pacific segments.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

                                                               For the Years Ended December 31,
                                                               --------------------------------
                                                              2002            2001          2000
                                                              ----            ----          ----
                                                                         (in millions)
      Depreciation expense:
           Cheese, Meals and Enhancers                      $  177          $  163          $150
           Biscuits, Snacks and Confectionery                  156             152
           Beverages, Desserts and Cereals                     115             113           109
           Oscar Mayer and Pizza                                58              55            51
                                                            ------          ------          ----
                Total Kraft Foods North America                506             483           310
                                                            ------          ------          ----
           Europe, Middle East and Africa                      167             158           163
           Latin America and Asia Pacific                       36              39            26
                                                            ------          ------          ----
                Total Kraft Foods International                203             197           189
                                                            ------          ------          ----
                Total depreciation expense                  $  709          $  680          $499
                                                            ======          ======          ====

      Capital expenditures:
           Cheese, Meals and Enhancers                        $249            $257          $247
           Biscuits, Snacks and Confectionery                  232             171
           Beverages, Desserts and Cereals                     194             202           193
           Oscar Mayer and Pizza                               133             131           148
                                                            ------          ------          ----
                Total Kraft Foods North America                808             761           588
                                                            ------          ------          ----
           Europe, Middle East and Africa                      265             231           239
           Latin America and Asia Pacific                      111             109            79
                                                            ------          ------          ----
                Total Kraft Foods International                376             340           318
                                                            ------          ------          ----
                Total capital expenditures                  $1,184          $1,101          $906
                                                            ======          ======          ====

     Geographic data for net revenues, total assets and long-lived assets (which consist of all non-current assets, other than goodwill and other intangible assets and prepaid pension assets) were as follows:

                                                              For the Years Ended December 31,
                                                             --------------------------------
                                                             2002          2001          2000
                                                             ----          ----          ----
                                                                      (in millions)
     Net revenues:
         United States                                     $19,395       $19,193       $13,947
         Europe                                              5,908         5,667         6,222
         Other                                               4,420         4,374         2,753
                                                           -------       -------       -------
             Total net revenues                            $29,723       $29,234       $22,922
                                                           =======       =======       =======

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

                                                      At December 31,
                                             -------------------------------
                                             2002          2001         2000
                                             ----          ----         ----
                                                       (in millions)
      Total assets:
          United States                     $44,406       $44,420      $40,454
          Europe                              8,738         7,362        7,630
          Other                               3,956         4,016        3,987
                                            -------       -------      -------
              Total assets                  $57,100       $55,798      $52,071
                                            =======       =======      =======

      Long-lived assets:
          United States                     $ 6,382       $ 6,360      $ 6,684
          Europe                              2,432         2,132        2,116
          Other                               1,596         1,668        1,912
                                            -------       -------      -------
              Total long-lived assets       $10,410       $10,160      $10,712
                                            =======       =======      =======

Note 14. Benefit Plans:
-----------------------

     The Company sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of Kraft's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, Kraft's U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

Pension Plans

     Net pension (income) cost consisted of the following for the years ended
      December 31, 2002, 2001 and 2000:

                                                           U.S. Plans                    Non-U.S. Plans
                                                -----------------------------     ----------------------------
                                                 2002         2001      2000       2002      2001        2000
                                                 ----         ----      ----       ----      ----        ----
                                                                          (in millions)
      Service cost                                $ 120     $  107     $   69    $   49     $   45     $   37
      Interest cost                                 339        339        213       120        112         98
      Expected return on plan assets               (631)      (648)      (523)     (134)      (126)      (103)
      Amortization:
          Net gain on adoption of SFAS No. 87                             (11)                             (1)
          Unrecognized net loss (gain) from
            experience differences                    8        (21)       (36)        5         (1)        (1)
          Prior service cost                          1          8          7         7          5          4
      Other expense (income)                        130        (12)       (34)
                                                  -----      -----      -----    ------      -----      -----
          Net pension (income) cost               $ (33)     $(227)     $(315)   $   47      $  35      $  34
                                                  =====      =====      =====    ======      =====      =====

     During 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001. This resulted in special termination benefits and curtailment and settlement losses of $109 million in 2002. In addition, retiring employees elected lump-sum payments, resulting in settlement losses of $21 million in 2002 and settlement gains of $12 million and $34 million in 2001 and 2000, respectively.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans at December 31, 2002 and 2001, were as follows:

                                                         U.S. Plans                 Non-U.S. Plans
                                                     ------------------            ----------------
                                                      2002         2001            2002        2001
                                                      ----         ----            ----        ----
                                                                     (in millions)
Benefit obligation at January 1                      $4,964       $4,327          $2,021      $1,915
     Service cost                                       120          107              49          45
     Interest cost                                      339          339             120         112
     Benefits paid                                     (624)        (403)           (115)       (108)
     Acquisitions                                                     71                         (22)
     Settlements                                        127           14
     Actuarial losses                                   367          500              85          22
     Currency                                                                        144          18
     Other                                              (48)           9              13          39
                                                      -----        -----           -----       -----
Benefit obligation at December 31                     5,245        4,964           2,317       2,021
                                                      -----        -----           -----       -----

Fair value of plan assets at January 1                6,359        7,039           1,329       1,589
     Actual return on plan assets                      (914)        (386)            (56)       (227)
     Contributions                                       26           37              81          63
     Benefits paid                                     (636)        (394)            (87)        (76)
     Acquisitions                                                    (45)                        (41)
     Currency                                                                         70          18
     Actuarial gains                                    130          108                           3
                                                      -----        -----           -----       -----
Fair value of plan assets at December 31              4,965        6,359           1,337       1,329
                                                      -----        -----           -----       -----

(Deficit) excess of plan assets versus benefit
     obligations at December 31                        (280)       1,395            (980)       (692)
     Unrecognized actuarial losses                    2,487          756             394         226
     Unrecognized prior service cost                     13           56              50          49
     Unrecognized net transition obligation                           (1)              7           7
                                                      -----        -----           -----       -----
Net prepaid pension asset (liability)                $2,220       $2,206          $ (529)     $ (410)
                                                     ======       ======          ======      ======

     The combined U.S. and non-U.S. pension plans resulted in a net prepaid asset of $1,691 million and $1,796 million at December 31, 2002 and 2001, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 2002 and 2001, as prepaid pension assets of $2,814 million and $2,675 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations and as other liabilities of $1,123 million and $879 million at December 31, 2002 and 2001, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

     At December 31, 2002 and 2001, certain of the Company's U.S. plans were under funded, with projected benefit obligations, accumulated benefit obligations and the fair value of plan assets of $269 million, $217 million and $45 million, respectively, in 2002 and $213 million, $164 million and $15 million, respectively, in 2001. For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,375 million, $1,250 million and $424 million, respectively, as of December 31, 2002 and $1,165 million, $1,073 million and $416 million, respectively, as of December 31, 2001.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                                            U.S. Plans           Non-U.S. Plans
                                                         -----------------       -----------------
                                                         2002       2001         2002       2001
                                                         ----       ----         ----       ----
      Discount rate                                      6.50%      7.00%        5.56%      5.80%
      Expected rate of return on plan assets             9.00       9.00         8.41       8.49
      Rate of compensation increase                      4.00       4.50         3.12       3.36

     SFAS No. 87, "Employers' Accounting for Pensions," permits the delayed recognition of pension fund gains and losses in ratable periods of up to five years. The Company uses a four-year period wherein pension fund gains and losses are reflected in the pension calculation at 25% per year, beginning the year after the gains or losses occur. Recent stock market declines have resulted in deferred losses. The amortization of these deferred losses will result in higher pension cost in future periods.

     Kraft and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees. The Company's contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $64 million, $63 million and $43 million in 2002, 2001 and 2000, respectively.

Postretirement Benefit Plans

     Net postretirement health care costs consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                               2002         2001          2000
                                                               ----         ----          ----
                                                                       (in millions)
      Service cost                                               $ 32        $ 34         $  23
      Interest cost                                               168         168           109
      Amortization:
         Unrecognized net loss from experience differences         21           5             2
         Unrecognized prior service cost                          (20)         (8)           (8)
      Other expense                                                16
                                                                 ----        ----          ----
          Net postretirement health care costs                   $217        $199          $126
                                                                 ====        ====          ====

     During 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001. This resulted in curtailment losses of $16 million, which are included in other expense above.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The Company's postretirement health care plans are not funded. The changes in the benefit obligations of the plans at December 31, 2002 and 2001 were as follows:

                                                                                2002              2001
                                                                                ----              ----
                                                                                    (in millions)
      Accumulated postretirement benefit obligation at January 1               $2,436            $2,102
          Service cost                                                             32                34
          Interest cost                                                           168               168
          Benefits paid                                                          (199)             (172)
          Curtailments                                                             21
          Acquisitions                                                                                8
          Plan amendments                                                        (164)                1
          Assumption changes                                                      193               180
          Actuarial losses                                                        225               115
                                                                                -----             -----
      Accumulated postretirement benefit obligation at December 31              2,712             2,436

          Unrecognized actuarial losses                                          (848)             (464)
          Unrecognized prior service cost                                         197                53
                                                                               ------            ------
      Accrued postretirement health care costs                                 $2,061            $2,025
                                                                               ======            ======

     The current portion of the Company's accrued postretirement health care costs of $172 million and $175 million at December 31, 2002 and 2001, respectively, are included in other accrued liabilities on the consolidated balance sheets.

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 6.8% in 2001, 6.2% in 2002 and 8.0% in 2003, gradually declining to 5.0% by the year 2006 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 9.0% in 2001, 8.0% in 2002 and 7.0% in 2003, gradually declining to 4.0% by the year 2006 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 2002, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 8.8% and 11.9%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2002, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 7.3% and 10.0%, respectively.

     The accumulated postretirement benefit obligations for U.S. plans at December 31, 2002 and 2001 were determined using an assumed discount rate of 6.5% and 7.0%, respectively. The accumulated postretirement benefit obligations for Canadian plans at December 31, 2002 and 2001 were determined using an assumed discount rate of 6.75%.

     Assumption changes of $193 million at December 31, 2002 relate primarily to lowering the discount rate from 7.0% to 6.5% and to increasing the medical trend rate for the years 2003 through 2005 in consideration of current medical inflation trends. Assumption changes of $180 million at December 31, 2001 relate primarily to lowering the discount rate from 7.75% to 7.0%.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Postemployment Benefit Plans

     Kraft and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working lives of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                     2002        2001          2000
                                                     ----        ----          ----
                                                             (in millions)
      Service cost                                  $   19       $  20        $   13
      Amortization of unrecognized net gains            (7)         (8)           (4)
      Other expense                                     23
                                                    ------       -----        ------
         Net postemployment costs                   $   35       $  12        $    9
                                                    ======       =====        ======

     During 2002, certain salaried employees in the United States left the Company under voluntary early retirement and integration programs. These programs resulted in incremental postemployment costs of $23 million, which are included in other expense above.

     The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2002 and 2001 were as follows:

                                                          2002          2001
                                                          ----          ----
                                                            (in millions)
      Accumulated benefit obligation at January 1          $520          $373
          Service cost                                       19            20
          Benefits paid                                    (141)         (156)
          Acquisitions                                                    269
          Actuarial (gains) losses                         (103)           14
                                                           ----          ----
      Accumulated benefit obligation at December 31         295           520
          Unrecognized experience gains                     112            52
                                                           ----          ----
      Accrued postemployment costs                         $407          $572
                                                           ====          ====

     The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2002 and 2001, assumed compensation cost increases of 4.0% in 2002 and 4.5% in 2001, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Note 15. Additional Information:
--------------------------------

                                                                          For the Years Ended December 31,
                                                                        ------------------------------------
                                                                        2002            2001             2000
                                                                        ----            ----             ----
                                                                                   (in millions)
      Research and development expense                                   $  360         $  358          $  270
                                                                         ======         ======          ======

      Advertising expense                                                $1,145         $1,190          $1,198
                                                                         ======         ======          ======

      Interest and other debt expense, net:
           Interest expense, Altria Group, Inc. and affiliates           $  243         $1,103          $  531
           Interest expense, external debt                                  611            349              84
           Interest income                                                   (7)           (15)            (18)
                                                                         ------         ------          ------
                                                                         $  847         $1,437          $  597
                                                                         ======         ======          ======
      Rent expense                                                       $  437         $  372          $  277
                                                                         ======         ======          ======

     Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2002 were as follows (in millions):

      2003                                           $  245
      2004                                              197
      2005                                              156
      2006                                              111
      2007                                               95
      Thereafter                                        200
                                                     ------
                                                     $1,004
                                                     ======

Note 16. Financial Instruments:
-------------------------------

     Derivative financial instruments

     The Company operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures, which primarily relate to forecasted transactions. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures. The Company is not a party to leveraged derivatives and, by policy, does not use financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company formally documents the nature of and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Substantially all of the Company's derivative financial instruments are effective as hedges under SFAS No. 133. The fair value of all derivative financial instruments has been calculated based on market quotes.

     The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed include the Euro, British pound and Canadian dollar. At December 31, 2002 and 2001, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $575 million and $431 million, respectively, which are comprised of contracts for the purchase and sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

     The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts, as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133. At December 31, 2002 and 2001, the Company had net long commodity positions of $544 million and $589 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2002 and 2001. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold.

     Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of these gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by corresponding gains or losses on the underlying hedged items. During the years ended December 31, 2002 and 2001, ineffectiveness related to cash flow hedges was not material. At December 31, 2002, the Company is hedging forecasted transactions for periods not exceeding fifteen months and expects substantially all amounts reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Hedging activity affected accumulated other comprehensive earnings
      (losses), net of income taxes, during the years ended December 31, 2002 and 2001, as follows (in millions):

      Balance as of January 1, 2001                              $  -

            Derivative losses transferred to earnings              15

            Change in fair value                                  (33)
                                                                 ----

      Balance as of December 31, 2001                             (18)

            Derivative losses transferred to earnings              21

            Change in fair value                                   10
                                                                 ----

      Balance as of December 31, 2002                            $ 13
                                                                 ====

     Credit exposure and credit risk

     The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2002.

     Fair value

     The aggregate fair value, based on market quotes, of the Company's third-party debt at December 31, 2002 was $11,764 million as compared with its carrying value of $10,988 million. The aggregate fair value of the Company's third-party debt at December 31, 2001 was $9,360 million as compared with its carrying value of $9,355 million. Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value and carrying value of the Company's long-term notes payable to Altria Group, Inc. and its affiliates were $2,764 million and $2,560 million, respectively, at December 31, 2002 and $5,325 million and $5,000 million, respectively, at December 31, 2001.

     See Notes 3, 7 and 8 for additional disclosures of fair value for short-term borrowings and long-term debt.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Note 17. Contingencies:
-----------------------

     The Company and its subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including a few cases in which substantial amounts of damages are sought. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     Guarantees

     At December 31, 2002, the Company's third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $36 million. Substantially all of these guarantees expire through 2012, with $12 million expiring in 2003. The Company is required to perform under these guarantees in the event that a third-party fails to make contractual payments or achieve performance measures. The Company has recorded a liability of $21 million at December 31, 2002 relating to these guarantees.

Note 18. Quarterly Financial Data (Unaudited):
----------------------------------------------

                                                                   2002 Quarters
                                            ----------------------------------------------------------------
                                             First               Second            Third              Fourth
                                             -----               ------            -----              ------
                                                        (in millions, except per share data)
Net revenues                                 $7,147              $7,513            $7,216            $7,847
                                             ======              ======            ======            ======

Gross profit                                 $2,864              $3,127            $2,971            $3,041
                                             ======              ======            ======            ======

Net earnings                                 $  693              $  901            $  869            $  931
                                             ======              ======            ======            ======

Weighted average shares for diluted EPS       1,737               1,738             1,737             1,734
                                             ======              ======            ======            ======

Per share data:

      Basic EPS                              $ 0.40              $ 0.52            $ 0.50            $ 0.54
                                             ======              ======            ======            ======

      Diluted EPS                            $ 0.40              $ 0.52            $ 0.50            $ 0.54
                                             ======              ======            ======            ======

      Dividends declared                     $ 0.13              $ 0.13            $ 0.15            $ 0.15
                                             ======              ======            ======            ======

      Market price - high                    $39.70              $43.95            $41.70            $41.30
                                             ======              ======            ======            ======
                   - low                     $32.50              $38.32            $33.87            $36.12
                                             ======              ======            ======            ======

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

                                                                   2001 Quarters
                                            ----------------------------------------------------------------
                                             First               Second            Third              Fourth
                                             -----               ------            -----              ------
                                                        (in millions, except per share data)
Net revenues                                 $7,197              $7,473            $7,018             $7,546
                                             ======              ======            ======             ======

Gross profit                                 $2,922              $3,071            $2,785             $2,890
                                             ======              ======            ======             ======

Net earnings                                 $  326              $  505            $  503             $  548
                                             ======              ======            ======             ======

Weighted average shares for diluted EPS       1,455               1,510             1,735              1,736
                                             ======              ======            ======             ======

Per share data:

      Basic EPS                              $ 0.22              $ 0.33            $ 0.29             $ 0.32
                                             ======              ======            ======             ======

      Diluted EPS                            $ 0.22              $ 0.33            $ 0.29             $ 0.32
                                             ======              ======            ======             ======

      Dividends declared                                                           $ 0.13             $ 0.13
                                                                                   ======             ======

      Market price - high                                        $32.00            $34.81            $ 35.57
                                                                 ======            ======            =======
                   - low                                         $29.50            $30.00            $ 31.50
                                                                 ======            ======            =======

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total year.

     During the first quarter of 2002, the Company recorded a pre-tax charge of $142 million related to employee acceptances of a voluntary retirement program and a pre-tax integration related charge of $27 million to consolidate production lines in North America.

     During the second quarter of 2002, the Company recorded a pre-tax integration related charge of $92 million to close a facility and for other consolidation programs. Also, during the second quarter of 2002, the Company sold a small business at a pre-tax gain of $3 million.

     During the fourth quarter of 2002, the Company sold two small businesses at an aggregate pre-tax gain of $77 million. Also, during the fourth quarter of 2002, the Company reversed $4 million of previously recorded integration related liabilities and $4 million related to the loss on sale of a food factory to the consolidated statement of earnings.

     During the first quarter of 2001, the Company recorded a pre-tax loss of $29 million for the sale of a North American food factory.

     On June 13, 2001, the Company completed an IPO by issuing 280 million shares of its Class A common stock. Also, during the second quarter of 2001, the Company sold a small business at a pre-tax gain of $8 million.

                        KRAFT FOODS INC. and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     During the third quarter of 2001, the Company recorded a pre-tax integration related charge of $37 million to consolidate production lines in the United States.

     During the fourth quarter of 2001, the Company recorded a pre-tax integration related charge of $16 million for site reconfigurations and other consolidation programs in the United States.